EXHIBIT 10.2
[Logo] AIA Document G701-2001
Change Order

PROJECT (Name and address):    CHANGE ORDER NUMBER: 012            OWNER: ☒

Farmer Brothers Co - Project Evolution            DATE: 9/1/2016            ARCHITECT: ☒
NEC of IH35W & SH114
Northlake, TX 76262                                CONTRACTOR:☒
TO CONTRACTOR (Name and address):    ARCHITECT’S PROJECT NUMBER: 120661        FIELD:☒
The Haskell Company         CONTRACT DATE: 09/22/2015        OTHER: ☐
111 Riverside Avenue         CONTRACT FOR: Industrial Design Services
Jacksonville, FL 32202

THE CONTRACT IS CHANGED AS FOLLOWS:
(Include, where applicable, any undisputed amount attributable to previously executed Construction Change Directives)
1.This Change Order No. 12 ("CO 12”) shall serve as the GMP Amendment as contemplated by Article 6 of the Standard Form of Agreement between Owner and Design-Builder, AIA Document A141-2014, between the Farmer Bros Co., and The Haskell Company, dated September 22, 2015 ("Agreement").

2.Notwithstanding any changes or amendments to the Agreement regarding schedule or process performance guarantees which have been executed by the parties, The Haskell Company shall remain responsible for all coordination obligations agreed to by it in the Agreement for all IDB Work performed prior to this Change Order 12, and for the IDB Work for Phase 1 of this Change Order 12, as well as any coordination obligations related to the conceptual design and planning portion of the Industrial Design Services for Phases 2 and 3 of this Change Order 12.

3.The Scope of the IDB Work to be provided by Haskell to Owner pursuant to this GMP Amendment shall be as set forth in the Project Evolution - Control System Functional Description document from Haskell, dated May 17, 2016, a copy of which is attached hereto as Exhibit A, and the Project Evolution - Process Basis of Design - R08, from Haskell to Owner, dated May 17, 2016, a copy of which is attached hereto as Exhibit B. Unless specifically noted in Exhibit A and B to the contrary, the IDB Work referred to in Exhibits A and B shall be understood as follows:

Exhibits A and B reference Phases 1, 2 and 3. Pursuant to Exhibits A and B, and unless specifically excepted to therein, Haskell shall perform all IDB Work relating to Phase 1 as described in Exhibits A and B, but only the conceptual design and planning portions of the Industrial Design Services with regard to Phases 2 and 3 as described in Exhibits A and B.

4.The Owner and Haskell further agree that the last sentence of Potential Change Order 8, which is attached to Change Order 8 dated March 22, 2016 as an exhibit, which states " No schedule or process performance guarantees will be included in the GMAX" is hereby modified to read as follows: “Haskell guarantees that the Phase 1 IDB Work addressed in this Change Order 12 will materially conform to the Process Performance Guarantees described in Exhibit C which shall be agreed to in writing by the parties no later than October 1, 2016, and thereafter attached hereto as Exhibit C. No process performance guarantees will be included in GMP Phases 2 and 3 of the Scope of IDB Work of this Change Order 12. The foregoing notwithstanding, Haskell agrees to perform the conceptual design and planning portion of the Industrial Design Services for Phases 2 and 3 of this Change Order 12 in conformance with the applicable standard of care of design professionals with a national practice who provide the professional service disciplines necessary for the performance of Phases 2 and 3 of the Industrial Design Services of this Change Order 12.” Owner and Haskell agree that time is of the essence in Haskell's performance of its obligations pursuant to the IDB

AIA Document G701™ - 2001. Copyright © 1979, 1987, 2000 and 2001 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:22:36 on 09/12/2016 under Order No. 3103591863 which expires on 04/05/2017, and is not for resale.

Agreement, and that Haskell remains obligated to perform all of its obligations pursuant to the IDB Agreement in strict conformance with the IDB Work Contract
Schedule.

AIA Document G701™ - 2001. Copyright © 1979, 1987, 2000 and 2001 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:22:36 on 09/12/2016 under Order No. 3103591863 which expires on 04/05/2017, and is not for resale.

1.SCHEDULE AND TIME:

1.Attached to this Change Order 12 as Exhibit D is the IDB Work Contract Schedule, as required by the Agreement. The IDB Work Contract Schedule is based on a Notice to Proceed (“NTP”) with the Work of this GMP Amendment for September 30, 2016 (“Target NTP Date”). The deadlines, milestones and durations for individual activities and for the IDB Work Contract Schedule as a whole are based on a NTP date of September 30, 2016. In the event the actual NTP date is later than the Target NTP Date, the deadlines, milestones and durations identified in the IDB Work Contract Schedule shall be extended by a calendar day for each calendar day between the actual NTP date and the Target NTP date. If, after receipt of NTP, Design-Builder is unable to perform the IDB Work in accordance with the IDB Work Contract Schedule, due to a Permitted Delay, Design-Builder shall be entitled to seek an appropriate change in the IDB Work Contract Schedule and the GMP.

Attached to this Change Order 12 as Exhibit E is a document titled “Material Milestone Dates,” where the milestones dates which are material to Design-Builder’s performance of the IDB Work Contract Schedule are identified. If, at any time (i) Design-Builder has failed to achieve a Material Milestone Date by the time indicated in Exhibit E (ii) any weekly or monthly report submitted to Owner indicates that Design-Builder is materially delayed in achieving a Material Milestone by the time indicated in Exhibit E, or (iii) should Design-Builder fail to provide any weekly or monthly report in accordance with the Agreement and Owner reasonably determines that a Material Milestone Date will not be achieved by the time indicated in Exhibit E, then Owner shall initiate formal Project level discussions regarding the delay(s). The Parties shall discuss the identifiable issues affecting the IDB Work Contract Schedule and whether any delay is material to the IDB Work Contract Schedule critical path. If, following said discussions, the Owner determines that the delay(s) are material, do not involve any excused delays, including Permitted Delays or other delays caused by Owner or others for which Owner is responsible, Owner shall issue a written request for a recovery plan to Design-Builder, stating specifically why Owner believes Design-Builder is not in material compliance with the critical path as defined in IDB Work Contract Schedule. Following receipt of such written notice, Design-Builder shall promptly, but in any event within seven (7) Business Days, submit for approval by Owner a written recovery plan and schedule to complete all necessary IDB Work (including, as necessary, acceleration of the IDB Work by means of overtime, additional crews, additional shifts, additional equipment and/or re-sequencing of the IDB Work) to achieve completion of the remaining Material Milestone Dates in material compliance with the IDB Work Contract Schedule. If Design-Builder fails to present a recovery plan and schedule within seven (7) Business Days, then Owner, as a condition to preserving its rights under the Agreement, shall submit a second request and Design-Builder shall have an additional three (3) Business Days to comply with the second request. Owner shall promptly approve or submit reasonable revisions to such written recovery plan and schedule, and Design-Builder shall incorporate such revisions into such recovery plan and IDB Work Contract Schedule within the GMP. The following shall apply to the recovery plan and IDB Work Contract Schedule prepared by Design-Builder:

Design-Builder shall prepare the recovery plan and revisions to the IDB Work Contract Schedule even if Design- Builder disputes the need for it. If there is a dispute as to the need for a recovery schedule, then the dispute shall be resolved in accordance with Article 17 of the Agreement. If such dispute is resolved in Design-Builder’s favor, then Design-Builder shall be entitled to a Change Order adjusting the GMP by the amount of duly documented expense incurred by Design-Builder in preparing the recovery schedule, plus any additional monies to compensate Design- Builder for additional costs and fees related to the implementation of a recovery schedule prior to a determination of any dispute resolved in accordance with Article 17 of the Agreement.

The recovery schedule shall represent Design-Builder’s best judgment as to how it shall achieve each remaining Material Milestone Dates of the IDB Work Contract Schedule by the time indicated in Exhibit E, shall be prepared in accordance with the standard of care set forth in Section 1.2, herein, and shall, unless otherwise agreed to by Owner or unless the recovery plan (approved by the Owner as set forth above) itself includes a schedule or activities contemplating additional time (in which case such additional schedule specified therein shall apply), have a maximum duration of sixty (60) days (including, as necessary, establishing additional shifts, hiring additional manpower, IDB working overtime, providing additional equipment, obtaining priority shipments and re-sequencing activities).

Design-Builder shall perform the IDB Work in accordance with the IDB Work Contract Schedule as modified by the recovery schedule and agreed to by Owner in writing.

AIA Document G701™ - 2001. Copyright © 1979, 1987, 2000 and 2001 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:22:36 on 09/12/2016 under Order No. 3103591863 which expires on 04/05/2017, and is not for resale.

Except as set forth in Paragraph (b), above, the cost of preparing and performing the recovery schedule shall be included in the costs for the IDB Work, subject to the limits of the GMP. Owner’s requirement, review and approval of the recovery schedule shall not relieve Design-Builder of any obligations for the performance of the IDB Work, change any Material Milestone Date, or be construed to establish the reasonableness of the recovery schedule.

(c) If Design-Builder fails to comply with the terms and conditions described above, then Owner may (i) issue a notice of default for a date no earlier than ten (10) Business Days from the date of the notice, (ii) upon expiration of such notice, if Design-Builder has not demonstrated that it can cure the default within a reasonable period of time in Owner’s opinion, exercise the rights it has under Article 16, and/or (iii) suspend all or part of the IDB Work for cause and in its discretion perform or hire alternative design-builders to perform such suspended IDB Work at Design-Builder’s cost.

6.Haskell and Owner agree that the Section 7.13 of the IDB Agreement shall be stricken, and replaced as follows:

7.13 Warranty. Haskell warrants to the Owner that materials and equipment furnished by Haskell, or those for whom Haskell is responsible pursuant to this Agreement, will be of good quality and new unless the Industrial Design-Build Documents require or permit otherwise. Any manufacturer’s warranty for said materials and/or equipment shall pass to the Owner. Haskell further warrants that the IDB Work will conform to the requirements of the Industrial Design-Build Documents and will be free from defects, except for those inherent in the quality of the IDB Work or otherwise expressly permitted by the Industrial Design-Build Documents. IDB Work, materials, or equipment not conforming to these requirements may be considered defective. Haskell’s warranty excludes (i) any Owner furnished equipment, whether new or refurbished; (ii) remedy for damage or defect caused by abuse or alterations to the IDB Work not executed by Haskell; (iii) improper or insufficient maintenance, improper operation, normal wear and tear and normal usage; and (iv) any defects or deficiencies in the DB Work. If required by Owner, Haskell shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

7.Haskell and Owner agree that the Section 7.20 of the IDB Agreement shall be stricken, and replaced as follows:
7.20 Taxes. All taxes shall be excluded from the GMP, shall be paid by Haskell, and shall be a direct reimbursable cost to Haskell outside of the GMP. Owner shall fully reimburse Haskell all monies paid as taxes on the Project, including any penalties paid by Haskell on taxes for portions of the Project determined not to be exempt. Owner shall bear the burden of seeking exempt status from any relevant taxing authorities of the Project, or portions thereof, and shall also be responsible for all costs related to any dispute of a tax decision of a taxing authority. Haskell shall not be entitled to any fee or compensation with regard to the direct reimbursement of taxes paid by it as set forth herein.

7.Haskell and Owner agree that the Section 7.21.1 of the IDB Agreement shall be stricken, and replaced as follows:
7.21.1 To the extent specifically provided in the Industrial Design-Build Documents as Haskell’s responsibility, Haskell shall secure and pay for the permits, fees, licenses, and inspections by government agencies, necessary for proper execution of the IDB Work and Substantial Completion of the IDB Work of the Project.

8.Haskell and Owner agree that the Section 12.5.2 of the IDB Agreement shall be stricken, and replaced as follows:
12.5.2 Haskell shall pay each Consultant, Contractor, and other person or entity providing services or work for Haskell no later than the time period required by applicable law. Haskell shall, by appropriate agreement with each Consultant, Contractor, and other person or entity providing services or work for Haskell, require each Consultant, Contractor, and other person or entity providing services or work for Haskell to make payments to subconsultants and subcontractors in a similar manner.

10.Haskell and Owner agree that the Section 14.2.2.i of the IDB Agreement shall be stricken, and replaced as follows:

AIA Document G701™ - 2001. Copyright © 1979, 1987, 2000 and 2001 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:22:36 on 09/12/2016 under Order No. 3103591863 which expires on 04/05/2017, and is not for resale.

14.2.2.i In addition to Haskell’s obligations under Section 7.13, if within one year after the date of Substantial Completion of the IDB Work or designated portion thereof or after the date of commencement of warranties established under Section 11.1.4 any of the Work, materials or equipment (excluding Owner furnished equipment) is found not to be in accordance with the requirements of the Industrial Design-Build Documents, Haskell shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given Haskell a written acceptance of such condition. The Owner shall give such notice promptly after discovery of the condition.
If during the one year period of correction of the IDB Work the Owner fails to give Haskell an opportunity to make the correction, the Owner waives the right to require correction by Haskell and to make as part of any breach of warranty claim. If Haskell fails to correct nonconforming Work, or replace defective materials or equipment (excluding Owner furnished equipment), within a reasonable time during that period after receipt of notice from the Owner, the Owner may correct it in accordance with Section 10.8.

11.Haskell and Owner agree that the Section 15.3 of the IDB Agreement shall be stricken, and replaced as follows:

15.3 Upon execution of the Agreement, Haskell grants to the Owner a limited, irrevocable and non-exclusive license to use the Instruments of Service for purposes of constructing, using, maintaining, altering and adding to the Project, provided that the Owner substantially performs its obligations, including prompt payment of all sums when due, under the Industrial Design-Build Documents. The license granted under this section permits the Owner to authorize its consultants, the DB or any of Owner's other contractors to reproduce applicable portions of the Instruments of Service solely and exclusively for use in performing services or construction for the Project. The license granted under this section shall be provided to Owner by Haskell as part of the GMP set forth herein, and under no circumstance shall Haskell be entitled to any increased compensation, royalty or fee of any kind, separate and apart from the GMP in exchange for the granting of such a license. Provided, however, nothing herein shall exclude Haskell from providing additional services related to the Instruments of Service, for an additional fee. Haskell agrees to provide the Instruments of Service to Owner in a usable electronic form to be agreed on by Haskell and Owner.

12.Haskell and Owner agree that the Section 15.3.2 of the IDB Agreement shall be stricken, and replaced as follows:

15.3.2 In the event the Owner alters, or causes to be altered, the Instruments of Service for use on the Project, or otherwise, without Haskell’s written authorization, or uses the Instruments of Service other than on the Project without retaining Haskell, the Owner releases Haskell and its Consultants, Contractors and any other person or entity providing services or work for any of them, from all claims and causes of action arising from or related to such alterations or uses. If Owner retains a design professional to make such alterations in compliance with Texas Board of Professional Engineers Rule 137.33(i), or the equivalent rule relating to any other licensed professional, then the design professional hired by Owner to make alterations to Haskell's Instruments of Service shall be responsible for any alterations, additions or deletions to the original including any effect or impact of those changes on Haskell's Instruments of Service. The Owner shall not use the Instruments of Service for any project other than the Project. In the event Owner alters the Instruments of Service without Haskell’s involvement, or uses the Instruments of Service on a project other than the Project, the Owner, to the extent permitted by law, agrees to indemnify and hold harmless Haskell, the Architect, Consultants, Contractors and any other person or entity providing services or work for any of them, from all costs and expenses, including the costs of defense, related to claims and causes of action asserted by any third person or entity to the extent such costs and expenses arise from the Owner’s alteration or use of the Instruments of Service on a project other than the Project. For the avoidance of doubt, nothing within this Section 15.3.2 shall relieve Haskell of its liability for the portions of its Instruments of Service not modified, altered or affected by a modification or alteration, or for the Owner’s proper use of the Instruments of Service on the Project.

13.Haskell and Owner agree that the Section 18.9 of the IDB Agreement shall be stricken, and replaced as follows:

18.9 Limitation of Liability. Haskell’s aggregate liability for damage claims asserted against it by Owner, whether such claim(s) is based on breach of contract or warranty, tort, product liability, indemnity, contribution, strict liability, Liquidated Damages, or any other legal theory, shall not exceed, at any point in time, the greater of the total aggregate Contract Sum for all IDB Work paid by Owner to Haskell related to the Project, or Three Million Seven Hundred Thousand Dollars ($3,700,000.00). The foregoing notwithstanding, Haskell’s liability to Owner for indemnity or contribution claims arising from personal injury or worker’s compensation claims shall not be

AIA Document G701™ - 2001. Copyright © 1979, 1987, 2000 and 2001 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:22:36 on 09/12/2016 under Order No. 3103591863 which expires on 04/05/2017, and is not for resale.

limited. This paragraph shall prevail over any inconsistent provisions contained in this Agreement and the other Industrial Design-Build Documents.

14.Upon execution of this GMP Amendment by both parties, Change Order 9 dated June 17, 2016; Change Order 10 dated July 28, 2016; and Change Order 11 dated August 24, 2016 shall become void, unenforceable and of no effect.

15.Attached as Exhibit F hereto are Haskell's Assumptions and Clarifications which form the basis of its GMP pricing.

16.The GMP and its components shall be as set forth on the GMP Summary. To the extent any Shared Savings exist upon the Final Completion of the Project, two-thirds (66.7%) of any such Shared Savings shall revert to Owner, and one-third (33.3%) of any such Shared Savings shall be paid to Haskell pursuant to a Change Order. “Shared Savings” shall mean the difference between the GMP, as amended from time to time, less the actual Cost of the Work, the Design-Builder’s Fee, the Architect’s Fee and allowable insurance and bond costs. Shared Savings shall be calculated and paid as part of the Final Payment, cumulatively and upon conclusion of the project. Provided, however, if Haskell incurs costs after Final Completion, which would have been payable to Haskell as a Cost of the Work, the parties shall recalculate the Shared Savings in light of the additional costs incurred, and Haskell shall be paid by Owner accordingly.

17.	Haskell and Owner agree that Section 11.5 of the IDB Agreement shall be amended as follows:

11.5.4 Haskell shall not be entitled to any damages for a Permitted Delay except as set forth in subsection .5 and .6 below or elsewhere in this Agreement. Haskell shall not be entitled to recover any compensation for additional home office overhead as a result of any Permitted Delay.

11.5.6 If the performance of the IDB Work is impacted in a manner inconsistent with the Assumptions and Clarifications in Exhibit E, Haskell shall be entitled to seek an adjustment to the GMP to recover its actual costs incurred due to such impact.

18.Haskell and Owner agree that Section 11.6 of the IDB Agreement shall be stricken in its entirety, and replaced as follows.

The original Contract Sum was    $    1,897,849.00
The net change by previously authorized Change Orders    $    953,869.83
The Contract Sum prior to this Change Order was    $    2,851,718.83
The Contract Sum will be increased by this Change Order in the amount of    $    18,549,426.00
The new Contract Sum including this Change Order will be    $    21,401,144.83
The Contract Time will be increased by the amount shown in Exhibit D (0) days.
The date of Substantial Completion as of the date of this Change Order therefore is 2/9/17

NOTE: This Change Order does not include changes in the Contract Sum, Contract Time or Guaranteed Maximum Price which have been authorized by Construction Change Directive until the cost and time have been agreed upon by both the Owner and Contractor, in which case a Change Order is executed to supersede the Construction Change Directive

AIA Document G701™ - 2001. Copyright © 1979, 1987, 2000 and 2001 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:22:36 on 09/12/2016 under Order No. 3103591863 which expires on 04/05/2017, and is not for resale.

NOT VALID UNTIL SIGNED BY THE ARCHITECT, CONTRACTOR AND OWNER.

N/A                The Haskell Company                Farmer Brothers
ARCHITECT            CONTRACTOR(Firm name)            OWNER (Firm name)

111 Riverside Avenue                13601 North freeway, Suite 200
Jacksonville, FL 32202                Fort Worth, TX 76177
Address                        Address
/s/M W Becker                    /s/ Barry Fischetto
BY (Signature)                    BY (Signature)

Mitchell W. Becker                Barry Fischetto
(Typed name)                    (Typed name)

Sept. 16. 2016                    Sep 17, 2016
DATE                        DATE

AIA Document G701™ - 2001. Copyright © 1979, 1987, 2000 and 2001 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:22:36 on 09/12/2016 under Order No. 3103591863 which expires on 04/05/2017, and is not for resale.